UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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CINEDIGM CORP.

(Name of Registrant As Specified In Its Charter)

N/A
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CINEDIGM CORP.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On September 20, 2018

Dear Fellow Stockholders:

We invite you to attend the 2018 Annual Meeting of Stockholders of Cinedigm Corp., a Delaware corporation (the “Company”), which will be held on September 20, 2018, at 2:00 p.m., local time (the “Annual Meeting”), at the offices of Kelley Drye & Warren LLP, 10100 Santa Monica Boulevard, Suite 2300, Los Angeles, California 90067. At the Annual Meeting, you will be asked to vote on the following proposals (as more fully described in the Proxy Statement accompanying this Notice):

1.	To elect six (6) members of the Company’s Board of Directors to serve until the 2019 Annual Meeting of Stockholders (or until successors are elected or directors resign or are removed).
2.	To approve, by non-binding advisory vote, executive compensation.
3.	To ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2019.
4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on July 27, 2018 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

YOUR VOTE IS VERY IMPORTANT. WE HOPE YOU WILL ATTEND THIS ANNUAL MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE YOUR SHARES VIA THE INTERNET OR THE TOLL-FREE NUMBER AS DESCRIBED IN THE ENCLOSED MATERIALS. IF YOU RECEIVED A PROXY CARD BY MAIL, PLEASE SIGN, DATE AND RETURN IT IN THE ENVELOPE PROVIDED. IF YOU RECEIVED MORE THAN ONE PROXY CARD, IT IS AN INDICATION THAT YOUR SHARES ARE REGISTERED IN MORE THAN ONE ACCOUNT. PLEASE COMPLETE, DATE, SIGN AND RETURN EACH PROXY CARD YOU RECEIVE. IF YOU ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, YOUR VOTE BY PROXY WILL NOT BE USED.

BY ORDER OF THE BOARD OF DIRECTORS

Christopher J. McGurk
Chairman of the Board of Directors

New York, New York

Date: August 10, 2018

CINEDIGM CORP.

45 West 36th Street, 7th Floor

New York, New York 10018

_________________________________

PROXY STATEMENT

_________________________________

2018 ANNUAL MEETING OF STOCKHOLDERS

September 20, 2018

GENERAL

This Proxy Statement is being furnished to the stockholders of CINEDIGM CORP. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”). The proxies are for use at the 2018 Annual Meeting of Stockholders of the Company to be held on September 20, 2018, at 2:00 p.m., local time, or at any adjournment thereof (the “Annual Meeting”). The Annual Meeting will be held at the offices of Kelley Drye & Warren LLP, 10100 Santa Monica Boulevard, Suite 2300, Los Angeles, California 90067. The Company’s telephone number is (212) 206-8600.

The shares represented by your proxy will be voted at the Annual Meeting as therein specified (if the proxy is properly executed and returned, and not revoked).

The shares represented by your proxy will be voted as indicated on your properly executed proxy. If no directions are given on the proxy, the shares represented by your proxy will be voted:

FOR the election of the director nominees named herein (Proposal One), unless you specifically withhold authority to vote for one or more of the director nominees, if you are a record holder of your shares. If you hold your shares through a broker in “street name,” your broker will not be allowed to vote on Proposal One unless you direct your broker as to such vote.

FOR the approval of the non-binding advisory vote on executive compensation (Proposal Two).

FOR ratifying the appointment of EisnerAmper LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2019 (Proposal Three).

The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board may recommend.

These proxy solicitation materials are first being mailed to the stockholders on or about August 10, 2018.

VOTING SECURITIES

Stockholders of record at the close of business on July 27, 2018 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 35,068,853 shares of the Company’s Class A Common Stock, $0.001 par value (“Class A Common Stock”), were issued and outstanding.

Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held as of the Record Date.

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QUORUM; ABSTENTIONS; BROKER NON-VOTES

A majority of the aggregate voting power of the outstanding shares of Class A Common Stock as of the Record Date must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. If the aggregate voting power of the shares of Class A Common Stock present, in person and by proxy, at the Annual Meeting does not constitute the required quorum, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Shares of Class A Common Stock that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the Annual Meeting for purposes of establishing a quorum. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” with respect to a matter will also be treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter. Abstentions will be counted for purposes of quorum and will have the same effect as a vote “AGAINST” a proposal.

Broker non-votes (i.e., votes from shares of Class A Common Stock held as of the Record Date by brokers or other custodians as to which the beneficial owners have given no voting instructions) will be counted as “shares present” at the Annual Meeting for purposes of determining the presence or absence of a quorum for the transaction of business so long as the broker can vote on any proposal being considered. However, brokers cannot vote on their clients’ behalf on “non-routine” proposals for which they have not received voting instructions from their clients for such proposals. The vote on Proposals 1 and 2 are considered “non-routine.” Accordingly, broker non-votes will not have any effect with respect to Proposals 1 and 2, as shares that constitute broker non-votes are not considered entitled to vote on these matters.

Brokers do have authority to vote uninstructed shares for or against “routine” proposals. Proposal Three constitutes a “routine” proposal. Accordingly, a broker may vote uninstructed shares “FOR” or “AGAINST” Proposal Three.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

In order for any stockholder proposal submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be included in the Company’s Proxy Statement to be issued in connection with the 2018 Annual Meeting of Stockholders, such stockholder proposal must be received by the Company no later than April 11, 2019. Any such stockholder proposal submitted, including any accompanying supporting statement, may not exceed 500 words, as per Rule 14a-8(d) of the Exchange Act. Any such stockholder proposals submitted outside the processes of Rule 14a-8 promulgated under the Exchange Act, which a stockholder intends to bring forth at the Company’s 2019 Annual Meeting of Stockholders, will be untimely for purposes of Rule 14a-4 of the Exchange Act if received by the Company after June 25, 2019. All stockholder proposals must be made in writing addressed to the Company’s Secretary, Mr. Loffredo, at 45 West 36th Street, 7th Floor, New York, New York 10018.

REVOCABILITY OF PROXY

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company’s Secretary, Mr. Loffredo, a written notice of revocation, a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attending the Annual Meeting in and of itself will not constitute a revocation of a proxy.

DISSENTERS’ RIGHT OF APPRAISAL

Under Delaware General Corporation Law and the Company’s Certificate of Incorporation, stockholders are not entitled to any appraisal or similar rights of dissenters with respect to any of the proposals to be acted upon at the Annual Meeting.

SOLICITATION

Proxies may be solicited by certain of the Company’s directors, executive officers and regular employees, without additional compensation, in person, or by telephone, e-mail or facsimile. The cost of soliciting proxies will be borne by the Company. The Company expects to reimburse brokerage firms, banks, custodians and other persons representing beneficial owners of shares of Class A Common Stock for their reasonable out-of-pocket expenses in forwarding solicitation material to such beneficial owners.

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Some banks, brokers and other record holders have begun the practice of “householding” notices, proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single set of notices, proxy statements and annual reports to any household at which two or more stockholders reside if a company reasonably believes the stockholders are members of the same family. This procedure reduces the volume of duplicate information stockholders receive and also reduces a company’s printing and mailing costs. The Company will promptly deliver an additional copy of any such document to any stockholder who writes or calls the Company. Alternatively, if you share an address with another stockholder and have received multiple copies of our notices, proxy statements and annual reports, you may contact us to request delivery of a single copy of these materials. Any such written request should be directed to Investor Relations at 45 West 36th Street, 7th Floor, New York, New York 10018 or (212) 206-8600.

AVAILABILITY OF PROXY MATERIALS

Our proxy materials are primarily available to stockholders on the Internet, as permitted by the rules of the Securities and Exchange Commission (the “SEC”). A Notice of Internet Availability of Proxy Materials will be mailed to shareholders beginning approximately August 10, 2018, and this Proxy Statement and form of proxy, together with our Annual Report on Form 10-K, are first being made available to shareholders beginning approximately August 10, 2018. The Annual Report, which has been posted along with this Proxy Statement, is not a part of the proxy solicitation materials. Upon receipt of a written request, the Company will furnish to any shareholder, without charge, a copy of such Annual Report (without exhibits). Upon request and payment of $0.10 (ten cents) per page, copies of any exhibit to such Annual Report will also be provided. Any such written request should be directed to the Company’s Secretary at 45 West 36th Street, 7th Floor, New York, New York 10018 or (212) 206-8600. These documents are also included in our filings with the Securities and Exchange Commission (the “SEC”), which you can access electronically at the SEC's website at http://www.sec.gov.

ELECTRONIC ACCESS TO PROXY MATERIALS

This year we are pleased to apply the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to stockholders primarily over the Internet. We believe this method should expedite receipt of your proxy materials, lower costs of our Annual Meeting and help conserve natural resources. We encourage you to vote via the Internet by following the links to the Proxy Statement and Annual Report, which are both available at www.proxyvote.com. This Proxy Statement and the Annual Report are also available on the Company’s website at http://www.cinedigm.com/.

PROPOSAL ONE
ELECTION OF DIRECTORS

The Board currently consists of six (6) directors. All of the current members of the Board have been nominated for re-election. Stockholders and their proxies cannot vote for more than six (6) nominees at the Annual Meeting. Each nominee has consented to being named as a nominee for election as a director and has agreed to serve if elected; however, if a nominee should withdraw his or her name from consideration for any reason or otherwise become unable to serve before the Annual Meeting, the Board reserves the right to substitute another person as nominee, and the persons named on your proxy card as proxies will vote for any substitute nominated by the Board. At the Annual Meeting, directors will be elected to serve one-year terms expiring at the next annual meeting of stockholders or until their successors are elected or until their earlier resignation or removal. This Proposal One relates to the election of directors to take effect immediately upon the Annual Meeting, regardless of whether the transactions described in Proposal Four are approved and consummated.

The directors shall be elected by a majority of the Votes Cast at the Annual Meeting in accordance with our by-laws. If any nominee is not available for election at the time of the Annual Meeting (which is not anticipated), the proxy holders named in the proxy, unless specifically instructed otherwise in the proxy, will vote for the election of such other person as the existing Board may recommend, unless the Board decides to reduce the number of directors of the Company. Certain information about the nominees to the Board is set forth below.

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Christopher J. McGurk, 61, has been the Company’s Chief Executive Officer and Chairman of the Board since January 2011. Mr. McGurk was the founder and Chief Executive Officer of Overture Films from 2006 until 2010 and also the Chief Executive Officer of Anchor Bay Entertainment, which distributed Overture Films’ products to the home entertainment industry. From 1999 to 2005, Mr. McGurk was Vice Chairman of the Board and Chief Operating Officer of Metro-Goldwyn-Mayer Inc. (“MGM”), acting as the company’s lead operating executive until MGM was sold for approximately $5 billion to a consortium of investors. Mr. McGurk joined MGM from Universal Pictures, where he served in various executive capacities, including President and Chief Operating Officer, from 1996 to 1999. From 1988 to 1996, Mr. McGurk served in several senior executive roles at The Walt Disney Studios, including Studios Chief Financial Officer and President of The Walt Disney Motion Picture Group. Mr. McGurk has previously served on the boards of BRE Properties, Inc., DivX Inc., DIC Entertainment, Pricegrabber.com, LLC and MGM Studios, Inc. Mr. McGurk’s extensive career in various sectors of the theatrical production and exhibition industry will provide the Company with the benefits of his knowledge of and experience in this field, as well as his wide-spread contacts within the industry.

Peter C. Brown, 59, has been a member of the Board since September 2010. He is Chairman of Grassmere Partners, LLC, a private investment firm, which he founded in 2009. Prior to founding Grassmere Partners, Mr. Brown served as Chairman of the Board, Chief Executive Officer and President of AMC Entertainment Inc. (“AMC”), one of the world’s leading theatrical exhibition companies, from July 1999 until his retirement in February 2009. He joined AMC in 1990 and served as AMC’s President from January 1997 to July 1999 and Senior Vice President and Chief Financial Officer from 1991 to 1997. Mr. Brown currently serves on the board of EPR Properties (NYSE: EPR), a specialty real estate investment trust (REIT). Mr. Brown also serves as a director of CenturyLink (NYSE: CTL), a global leader in communications, hosting, cloud and IT services. Past additional public company boards include: National CineMedia, Inc., Midway Games, Inc., LabOne, Inc., and Protection One, Inc. Mr. Brown’s extensive experience in the theatrical exhibition and entertainment industry and other public company boards provides the Board with valuable knowledge and insight relevant to the Company’s business.

Peng Jin, 42, has been a member of the Board since November 2017. Mr. Jin has been a managing partner of Bison Capital Holding Company Limited (“Bison”) since August 2014, and a director since March 2017. From 2008 to 2014, Mr. Jin served as a partner of Keystone Ventures. Mr. Jin is a designee of Bison in connection with the Stock Purchase Agreement (the “Bison Agreement”) dated as of June 29, 2017, by and between the Company and Bison Entertainment Investment Limited, a wholly owned subsidiary of Bison. Mr. Jin brings to the Board investment experience, including in the media industry, in the United States and in China.

Patrick W. O’Brien, 71, has been a member of the Board since July 2015. He currently serves as the Managing Director & Principal of Granville Wolcott Advisors, a company he formed in 2009 which provides business consulting, due diligence and asset management services for public and private clients. From 2005 to 2009, Mr. O’Brien was a Vice President – Asset Management for Bental-Kennedy Associates Real Estate Counsel where he represented pension fund ownership interests in hotel real estate investments nationwide. Mr. O’Brien also serves on the board of directors of LVI Liquidation Corp., Creative Realities, Inc., and Fit Boom Bah. During the past five years, Mr. O’Brien served on the boards of ICPW Liquidation Trust and Merriman Holdings, Inc. Mr. O’Brien joined the Board as a designee of Ronald L. Chez pursuant to the Settlement Agreement dated as of July 30, 2015 among the Company and certain stockholders party thereto. He brings to the Board his seasoned executive and business expertise in private and public companies with an emphasis on financial analysis and business development.

Zvi M. Rhine, 38, has been a member of the Board since July 2015. He is the principal and managing member of Sabra Capital Partners which he founded in 2012, a multi-strategy hedge fund that focuses on event-driven, value and special situations investments primarily in North America. He was previously Vice President at The Hilco Organization from 2009 to 2012 and has also served in various roles at Boone Capital, Banc of America Securities and Piper Jaffray. Mr. Rhine also serves as the CFO and a director of Global Healthcare Real Estate Investment Trust. Mr. Rhine brings to the Board extensive experience in the securities industry.

Peixin Xu, 46, has been a member of the Board since November 2017. Mr. Xu founded Bison, an investment company with a focus on the media and entertainment, healthcare and financial service industries in 2014 and has been serving as a partner and director since then. From 2013 to the present, Mr. Xu has been serving on the board of directors of Airmedia Group Inc. (Nasdaq: AMCN). Mr. Xu is a designee of Bison in connection with the Bison Agreement. Mr. Xu brings to the Board investment experience, including in the media industry, in the United States and in China.

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In  connection with the consummation of the transactions contemplated by the Bison Agreement, certain members of the Board and management, representing approximately 10.4% of the shares of Class A common stock available to be voted at the Annual Meeting, agreed to vote shares of Common Stock owned or controlled by each such holder in favor of Bison’s designees to the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE.

PROPOSAL TWO

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

SEC rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (the “Dodd-Frank Act”), enable our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

As described in detail in the section entitled, “Compensation Discussion and Analysis”, we believe that executive compensation should be focused on promoting Company performance and stockholder value. To achieve these goals our executive compensation program emphasizes pay for performance and aligning the interests of our executives with those of our stockholders through the use of long-term incentives and the encouragement of equity ownership. In addition, our executive compensation program is designed to allow us to recruit, retain and motivate employees who play a significant role in our current and future success. Please read the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and the other related tables and accompanying narrative for a detailed description of the fiscal year 2018 compensation of our named executive officers. We believe that the 2018 compensation of each of our named executive officers was reasonable and appropriate and aligned with the Company’s 2018 results and the achievement of the objectives of our executive compensation program.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers. This vote is advisory only and is not binding on the Company or the Board. Although the vote is non-binding, our Board values the opinions of our stockholders and the Board and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

This proposal requires approval by a majority of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote thereat.

Accordingly, we ask our stockholders to vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

THE BOARD RECOMMENDS A VOTE “FOR” APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL THREE
RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Board has selected the firm of EisnerAmper LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2019, subject to ratification by our stockholders at the Annual Meeting. EisnerAmper LLP has been our independent registered public accounting firm since the fiscal year ended March 31, 2006. No representative of EisnerAmper LLP is expected to be present at the Annual Meeting.

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This proposal requires approval by a majority of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote thereat.

More information about our independent registered public accounting firm is available under the heading “Independent Registered Public Accounting Firm” on page 40 below.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF EISNERAMPER LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2019.

OTHER MATTERS

The Board does not know of any other matters that may be brought before the Annual Meeting. However, if any such other matters are properly brought before the Annual Meeting, the proxies may use their own judgment to determine how to vote your shares.

MATTERS RELATING TO OUR GOVERNANCE

Board of Directors

The Board oversees the Company’s risk management including understanding the risks the Company faces and what steps management is taking to manage those risks, as well as understanding what level of risk is appropriate for the Company. The Board’s role in the Company’s risk oversight process includes receiving regular updates from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, human resources, employment, and strategic risks.

The Company’s leadership structure currently consists of the combined role of Chairman of the Board and Chief Executive Officer and a separate Lead Independent Director. Mr. O'Brien serves as our Lead Independent Director. The Lead Independent Director’s responsibilities include presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, serving as a liaison between the Chairman and the independent directors, reviewing information sent to the Board, consulting with the Nominating Committee with regard to the membership and performance evaluations of the Board and Board committee members, calling meetings of and setting agendas for the independent directors, and serving as liaison for communications with stockholders.

The Board intends to meet at least quarterly and the independent directors serving on the Board intend to meet in executive session (i.e., without the presence of any non-independent directors and management) immediately following regularly scheduled Board meetings. During the fiscal year ended March 31, 2018 (the “Last Fiscal Year”), the Board held seven (7) meetings, and the Board acted four (4) times by unanimous written consent in lieu of holding a meeting. Each current member of the Board, who was then serving, attended at least 75% of the total number of meetings of the Board and of the committees of the Board on which they served in the Last Fiscal Year. No individual may be nominated for election to the Board after his or her 73rd birthday. Messrs. Brown, O’Brien and Rhine are considered “independent” under the rules of the SEC and Nasdaq.

The Company does not currently have a policy in place regarding attendance by Board members at the Company’s annual meetings. However, each of the current directors, who was then serving, attended the 2017 Annual Meeting of Stockholders.

The Board has three standing committees, consisting of an Audit Committee, a Compensation Committee and a Nominating Committee.

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Audit Committee

The Audit Committee consists of Messrs. Brown, O'Brien and Rhine. Mr. Rhine is the Chairman of the Audit Committee. The Audit Committee held three (3) meetings in the Last Fiscal Year. The Audit Committee has met with the Company’s management and the Company’s independent registered public accounting firm to review and help ensure the adequacy of its internal controls and to review the results and scope of the auditors’ engagement and other financial reporting and control matters. Mr. Rhine is financially literate, and Mr. Rhine is financially sophisticated, as those terms are defined under the rules of Nasdaq. Mr. Rhine is also a financial expert, as such term is defined under the Sarbanes-Oxley Act of 2002. Messrs. Brown, O’Brien and Rhine are considered “independent” under the rules of the SEC and Nasdaq.

The Audit Committee has adopted a formal written charter (the “Audit Charter”). The Audit Committee is responsible for ensuring that the Company has adequate internal controls and is required to meet with the Company’s auditors to review these internal controls and to discuss other financial reporting matters. The Audit Committee is also responsible for the appointment, compensation and oversight of the auditors. Additionally, the Audit Committee is responsible for the review and oversight of all related party transactions and other potential conflict of interest situations between the Company and its officers, directors, employees and principal stockholders. The Audit Charter is available on the Company’s Internet website at www.cinedigm.com.

Compensation Committee

The Compensation Committee consists of Messrs. Brown, O’Brien and Rhine. Mr. O’Brien is the Chairman of the Compensation Committee. The Compensation Committee met two (2) times, and acted two (2) times by unanimous written consent in lieu of holding a meeting, during the Last Fiscal Year. The Compensation Committee approves the compensation package of the Company’s Chief Executive Officer and, based on recommendations by the Company’s Chief Executive Officer, approves the levels of compensation and benefits payable to the Company’s other executive officers, reviews general policy matters relating to employee compensation and benefits and recommends to the entire Board, for its approval, stock option and other equity-based award grants to its executive officers, employees and consultants and discretionary bonuses to its executive officers and employees. The Compensation Committee has the authority to appoint and delegate to a sub-committee the authority to make grants and administer bonus and compensation plans and programs. Messrs. Brown, O’Brien and Rhine are considered “independent” under the rules of the SEC and the Nasdaq.

The Compensation Committee has adopted a formal written charter (the “Compensation Charter”). The Compensation Charter sets forth the duties, authorities and responsibilities of the Compensation Committee. The Compensation Charter is available on the Company’s Internet website at www.cinedigm.com.

The Compensation Committee, when determining executive compensation (including under the executive compensation program, as discussed below under the heading Compensation Discussion and Analysis), evaluates the potential risks associated with the compensation policies and practices. The Compensation Committee believes that the Company’s compensation programs are designed with an appropriate balance of risk and reward in relation to the Company’s overall compensation philosophy and do not encourage excessive or unnecessary risk-taking behavior. In general, the Company compensates its executives in a combination of cash and stock options, although the Company has also granted restricted stock and restricted stock units. The stock options contain vesting provisions, typically of proportional annual vesting over a three- or four-year period which encourages the executives, on a long-term basis, to strive to enhance the value of such compensation as measured by the trading price of the Class A common stock. The Compensation Committee does not believe that this type of compensation encourages excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company. The Company intends to recapture compensation as required under the Sarbanes-Oxley Act. However, there have been no instances where it needed to recapture any compensation.

During the Last Fiscal Year, the Compensation Committee engaged Aon, a compensation consulting firm. The consultant met with the Compensation Committee multiple times during the Last Fiscal Year and provided guidance for cash and equity bonus compensation to executive officers and directors, which the Compensation Committee considered in reaching its determinations of such compensation. In addition, the consultant was available to respond to specific inquiries throughout the year.

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Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Brown, O’Brien and Rhine. Mr. O’Brien is the Chairman of the Compensation Committee. None of such members was, at any time during the Last Fiscal Year or at any previous time, an officer or employee of the Company.

None of the Company’s directors or executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of the Company’s board of directors. No member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Securities and Exchange Commission Regulation S-K.

Nominating Committee

The Nominating Committee consists of Messrs. Brown, O’Brien and Rhine. Mr. Brown is the Chairman of the Nominating Committee. The Nominating Committee held one (1) meeting during the Last Fiscal Year. The Nominating Committee evaluates and approves nominations for annual election to, and to fill any vacancies in, the Board and recommends to the Board the directors to serve on committees of the Board. The Nominating Committee also approves the compensation package of the Company’s directors. Messrs. Brown, O’Brien and Rhine are considered “independent” under the rules of the SEC and the Nasdaq.

The Nominating Committee has adopted a formal written charter (the “Nominating Charter”). The Nominating Charter sets forth the duties and responsibilities of the Nominating Committee and the general skills and characteristics that the Nominating Committee employs to determine the individuals to nominate for election to the Board. The Nominating Charter is available on the Company’s Internet website at www.cinedigm.com.

The Nominating Committee will consider any candidates recommended by stockholders. In considering a candidate submitted by stockholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. Nevertheless, the Board may choose not to consider an unsolicited recommendation if no vacancy exists on the Board and/or the Board does not perceive a need to increase the size of the Board.

There are no specific minimum qualifications that the Nominating Committee believes must be met by a Nominating Committee-recommended director nominee. However, the Nominating Committee believes that director candidates should, among other things, possess high degrees of integrity and honesty; have literacy in financial and business matters; have no material affiliations with direct competitors, suppliers or vendors of the Company; and preferably have experience in the Company’s business and other relevant business fields (for example, finance, accounting, law and banking). The Nominating Committee considers diversity together with the other factors considered when evaluating candidates but does not have a specific policy in place with respect to diversity.

Members of the Nominating Committee meet in advance of each of the Company’s annual meetings of stockholders to identify and evaluate the skills and characteristics of each director candidate for nomination for election as a director of the Company. The Nominating Committee reviews the candidates in accordance with the skills and qualifications set forth in the Nominating Charter and the rules of the Nasdaq. There are no differences in the manner in which the Nominating Committee evaluates director nominees based on whether or not the nominee is recommended by a stockholder.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for its non-employee directors, pursuant to which the non-employee directors are required to acquire, within three (3) years, and maintain until separation from the Company, shares equal in value to a minimum of three (3) times the aggregate value of the annual cash and stock retainer (not including committee or per-meeting fees) payable to such director. Shares acquired as Board retainer fees and shares owned by an investment entity with which a non-employee director is affiliated may be counted toward the stock ownership requirement.

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Code of Business Conduct and Ethics

We have adopted a code of ethics applicable to all members of the Board, executive officers and employees. Such code of ethics is available on our Internet website, www.cinedigm.com. We intend to disclose any amendment to, or waiver of, a provision of our code of ethics by filing a Current Report on Form 8-K with the SEC.

Stockholder Communications

The Board currently does not provide a formal process for stockholders to send communications to the Board. In the opinion of the Board, it is appropriate for the Company not to have such a process in place because the Board believes there is currently not a need for a formal policy due to, among other things, the limited number of stockholders of the Company. While the Board will, from time to time, review the need for a formal policy, at the present time, stockholders who wish to contact the Board may do so by submitting any communications to the Company’s Secretary, Mr. Loffredo, 45 West 36th Street, 7th Floor, New York, NY 10018, with an instruction to forward the communication to a particular director or the Board as a whole. Mr. Loffredo will receive the correspondence and forward it to any individual director or directors to whom the communication is directed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of July 27, 2018, the Company’s directors, executive officers and principal stockholders beneficially own, directly or indirectly, in the aggregate, approximately 63.4% of its outstanding Class A Common. These stockholders have significant influence over the Company’s business affairs, with the ability to control matters requiring approval by the Company’s stockholders, including the two proposals set forth in this Proxy Statement as well as approvals of mergers or other business combinations.

The following table sets forth as of July 27, 2018, certain information with respect to the beneficial ownership of the Class A Common Stock as to (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of the Company’s Class A Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s Chief Executive Officer, its three other most highly compensated individuals who were serving as executive officers at the end of the Last Fiscal Year, for services rendered in all capacities during the Last Fiscal Year (the “Named Executives”), and (iv) all of the Company’s directors and executive officers as a group.

CLASS A COMMON STOCK
	Shares Beneficially Owned (b)
Name (a)	Number		Percent
Christopher J. McGurk	1,444,073	(c)	4.0%
Jeffrey S. Edell	135,000	(d)	*
William S. Sondheim	125,000	(e)	*
Gary S. Loffredo	203,479	(f)	*
Peter C. Brown	153,011	(g)	*
Peng Jin	31,609		*
Patrick W. O’Brien	102,464		*
Zvi M. Rhine	292,508	(h)	*
Peixin Xu	21,098,276	(i)	57.9%
Bison Capital Holding Company Limited	21,066,667	(j)	57.8%
All directors and executive officers as a group (9 persons)	23,585,420	(k)	63.4%

____________

*	Less than 1%

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(a)	Unless otherwise indicated, the business address of each person named in the table is c/o Cinedigm Corp., 45 West 36th Street, 7th Floor, New York, New York 10018.
(b)

Applicable percentage of ownership is based on 35,068,853 shares of Class A Common Stock outstanding as of July 27, 2018 together with all applicable options, warrants and other securities convertible into shares of our Class A Common Stock for such stockholder.  Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares.  Shares of Class A Common Stock subject to options, warrants or other convertible securities exercisable within 60 days after July 27, 2018 are deemed outstanding for computing the percentage ownership of the person holding such options, warrants or other convertible securities, but are not deemed outstanding for computing the percentage of any other person.  Except as otherwise noted, the named beneficial owner has the sole voting and investment power with respect to the shares of Class A Common Stock shown. Certain information is based on the numbers of shares reported in the most recent Schedule 13D or Schedule 13G, as amended, as applicable, filed by stockholders with the SEC through July 27, 2018 and information provided by holders or otherwise known to the Company.

(c)	Includes 600,000 shares of Class A Common Stock underlying currently exercisable options.
(d)	Includes 35,000 shares of Class A Common Stock underlying currently exercisable options.
(e)	Includes 25,000 shares of Class A Common Stock underlying currently exercisable options.
(f)	Includes 84,479 shares of Class A Common Stock underlying currently exercisable options.
(g)	Includes 92,067 shares owned by Grassmere Partners LLC, of which Mr. Brown is Chairman. Mr. Brown disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.
(h)

Mr. Rhine is the Principal of Sabra Investments, LP and Sabra Capital Partners, LLC. Includes (i) 132,233 shares of Class A Common Stock owned directly, 145,000 shares of Class A Common Stock owned by Sabra Investments, LP, and 7,400 shares of Class A Common Stock owned by Sabra Capital Partners, LLC and (ii) 2,625 shares of Class A Common Stock subject to issuance upon exercise of currently exercisable warrants owned directly and 5,250 shares of Class A Common Stock subject to issuance upon exercise of currently exercisable warrants owned by Sabra Investments, LP.

(i)

Includes (i) 31,609 shares of Class A Common Stock owned directly, (ii) 19,666,667 shares of Class A Common Stock owned by Bison Entertainment Investment Limited (“BEIL”), and (iii) 1,400,000 shares of Class A Common Sock subject to issuance upon exercise of currently exercisable warrants owned by Bison Entertainment and Media Group (“BEMG”). BEIL is wholly-owned by BEMG, which is wholly-owned by Bison Capital Holding Company Limited. Mr. Xu’s spouse, Fengyun Jiang, is the sole owner of Bison Capital Holding Company Limited.

(j)

Includes (i) 19,666,667 shares of Class A Common Stock owned by BEIL and (ii) 1,400,000 shares of Class A Common Sock subject to issuance upon exercise of currently exercisable warrants owned by BEMG. BEIL is wholly-owned by BEMG, which is wholly-owned by Bison Capital Holding Company Limited. Fengyun Jiang is the sole owner of Bison Capital Holding Company Limited.

(k)	Includes (i) 744,479 shares of Class A Common Stock underlying currently exercisable options and (ii) 1,407,875 shares of Class A Common Stock subject to issuance upon exercise of currently exercisable warrants

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EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Executive Officers

The Company’s executive officers are Christopher J. McGurk, Chief Executive Officer and Chairman of the Board, Jeffrey S. Edell, Chief Financial Officer, Gary S. Loffredo, President of Digital Cinema, General Counsel, Secretary, and William S. Sondheim, President of Cinedigm Entertainment Corp. Biographical information for Mr. McGurk is included above.

Jeffrey S. Edell, 60, joined the Company in June 2014 as Chief Financial Officer. Prior to this appointment, Mr. Edell was Principal Owner of the family office for Edell Ventures, a company he founded in 2009 to invest in and provide strategic support to innovators in the social media and entertainment arenas. Previously, Edell was President of DIC Entertainment, a publicly-listed entertainment company and the largest independent producer of kid-centric content in the world. Before that, Mr. Edell was Chairman of Intermix Media, the parent company of the social networking company MySpace, and CEO and President of Soundelux. Edell also obtained extensive financial, audit and reporting experience while working at KPMG, The Transamerica Group and DF & Co. Mr. Edell was also an Independent Producer of feature films and other content.

Gary S. Loffredo, 53, has been the Company’s President of Digital Cinema, General Counsel and Secretary since October 2011. He had previously served as Senior Vice President - Business Affairs, General Counsel and Secretary since 2000, as Interim Co-Chief Executive Officer from June 2010 through December 2010, and was a member of the Board from September 2000 - October 2015. From March 1999 to August 2000, he had been Vice President, General Counsel and Secretary of Cablevision Cinemas d/b/a Clearview Cinemas. At Cablevision Cinemas, Mr. Loffredo was responsible for all aspects of the legal function, including negotiating and drafting commercial agreements, with emphases on real estate, construction and lease contracts. He was also significantly involved in the business evaluation of Cablevision Cinemas’ transactional work, including site selection and analysis, negotiation and new theater construction oversight. Mr. Loffredo was an attorney at the law firm of Kelley Drye & Warren LLP from September 1992 to February 1999. Having been with the Company since its inception and with Clearview Cinemas prior thereto, Mr. Loffredo has over a decade of experience in the cinema exhibition industry, both on the movie theatre and studio sides, as well as legal training and general business experience, which skills and understanding are beneficial to the Company.

William S. Sondheim, 57, joined the Company in October 2013 and is President of Cinedigm Entertainment Corp., our Content and Entertainment division. From 2010 to October 2013, Mr. Sondheim was the President of Gaiam Inc. (“Gaiam”), a provider of information, goods and services to customers who value the environment, a sustainable economy, healthy lifestyles, alternative healthcare and personal development. He previously served as Gaiam’s President of Entertainment and Worldwide Distribution since April 2007. From 2005 until 2007, Mr. Sondheim was in charge of Global Dual Disc music format for Sony BMG, a recorded music company. Prior to 2005, Mr. Sondheim served as President of Retail at GoodTimes Entertainment, a home video company, and President of PolyGram Video at PolyGram Filmed Entertainment, a video distributor.

Related Party Transactions

The Audit Committee, pursuant to its charter, it is responsible for the review and oversight of all related party transactions and other potential conflict of interest situations, by review in advance or ratification afterward. The Audit Committee charter does not set forth specific standards to be applied; rather, the Audit Committee reviews each transaction individually on a case-by-case, facts and circumstances basis.

On December 29, 2017, the Company entered into a term loan agreement (the “2017 Loan Agreement”) with BEMG, pursuant to which the Company borrowed from BEMG $10,000,000 (the “2017 Loan”). The 2017 Loan bears interest at 5% per annum. In connection with the 2017 Loan, on December 29, 2017, the Company issued to BEMG a warrant (the “2017 Warrant”) to purchase 1,400,000 shares of the Company’s Class A common stock. The 2017 Warrant has a 5-year term and is immediately exercisable at $1.80 per share. The 2017 Warrant contains certain anti-dilution adjustments. Fengyan Jiang, the spouse of Peixin Xu, one of our directors, is the indirect sole owner of BEMG. During the fiscal year ended March 2018, (i) the largest aggregate amount of principal outstanding was $10,000,000, (ii) no principal was paid, and (iii) $129,167 of interest was paid; as of March 31, 2018, $10,000,000 principal amount was outstanding on the 2017 Loan.

On July 20, 2018, the Company entered into a termination agreement (the “Termination Agreement”) with respect to the 2017 Loan. Pursuant to the Termination Agreement, an amount equal to the outstanding principal and accrued and unpaid interest in the amount of $27,777.78 thereon was paid in full, and the 2017 Loan Agreement was terminated, on July 23, 2018. No early payment penalties were incurred.

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On July 20, 2018, the Company entered into a term loan agreement (the “2018 Loan Agreement”) with Bison Global Investment SPC for and on behalf of Global Investment SPC-Bison Global No. 1, an affiliate of Bison (“Bison Global”), pursuant to which the Company borrowed from Bison Global $10,000,000 (the “2018 Loan”). The 2018 Loan has a one (1) year term that may be extended by mutual agreement of Bison Global and the Company and bears interest at 5% per annum, payable quarterly in cash. The principal is payable upon maturity. The 2018 Loan is unsecured and may be prepaid without premium or penalty at the election of the Company or upon demand of Bison Global, and contains customary covenants, representations and warranties. The proceeds of the 2018 Loan were used to prepay the 2017 Loan upon its termination under the Termination Agreement. On July 20, 2018, the Company also entered into a side letter (the “Letter”) with BEMG, pursuant to which BEMG agreed to make immediate payment directly to Bison Global of any amount due if (i) the 2018 Loan matures prior to June 28, 2021 or (ii) Bison Global demands payment of the 2018 Loan, in whole or in part, prior to maturity. Fengyan Jiang, the spouse of Peixin Xu, one of our directors, is the indirect sole owner of BEMG.

The 2018 Loan, offset by the concurrent payoff and termination of the 2017 Loan, did not result in any increase to the Company’s outstanding debt balance.

On September 15, 2016, Christopher J. McGurk, our Chief Executive Officer (i) invested $500,000 in second lien loans, which bear interest at 12.75%, payable 7.5% in cash and 5.25% in cash or in kind at the Company's option (the “Second Lien Notes”) pursuant to the Company’s Second Lien Loan Agreement, dated as of July 14, 2016, by and between the Company, certain Lenders (as defined therein), and Cortland Capital Market Services LLC, as Agent, as amended (the “Loan Agreement”) and (ii) received 49,000 shares of Class A common stock. The shares of Class A common stock were valued at $85,260 or $1.74 per share. During the fiscal year ended March 2018, in connection with Mr. McGurk’s Second Lien Notes, (i) the largest aggregate amount of principal outstanding was $529,535, (ii) no principal was paid, and (iii) $24,038 of interest was paid; as of March 31, 2018, Mr. McGurk, held $30,193 principal amount of Second Lien Notes.

On November 1, 2017, Mr. McGurk entered into a Stock Purchase Agreement with the Company pursuant to which, in connection with the transactions under the Bison Agreement, Mr. McGurk purchased 333,333 shares of Common Stock at a price of $1.50 per share, which was paid by the cancellation of $500,000 of Second Lien Notes.

Zvi Rhine, a member of our Board of Directors, is a holder, directly and indirectly, of an aggregate of $500,000 of unsecured subordinated notes bearing interest at 9% per annum (the “Subordinated Notes”). During the fiscal year ended March 2018, in connection with Mr. Rhine’s Subordinated Notes, (i) the largest aggregate amount of principal outstanding was $500,000, (ii) no principal was paid, and (iii) $45,000 of interest was paid; as of March 31, 2018, Mr. Rhine held $500,000 principal amount of Subordinated Notes.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives and Compensation Program Overview

The following Compensation Discussion & Analysis (“CD&A”) describes the philosophy, objectives and structure of our executive compensation program for our fiscal year ending March 31, 2018 (“Fiscal 2018”). This CD&A is intended to be read in conjunction with the tables beginning on page 18, which provide further historical compensation information for our following named executive officers (“NEOs”):

Name	Title
Christopher J. McGurk	Chairman and Chief Executive Officer
Jeffrey S. Edell	Chief Financial Officer
William Sondheim	President, Cinedigm Entertainment Corp.
Gary S. Loffredo	President, Digital Cinema, General Counsel and Secretary

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Quick CD&A Reference Guide

Compensation Program Overview	Section I
Compensation Philosophy and Objectives	Section II
Pay Mix	Section III
Competitive Positioning	Section IV
Elements of Compensation	Section V
Additional Compensation Practices and Policies	Section VI

I.	Compensation Program Overview

As the Company has evolved, so too has the compensation program. Going forward, the Company is focused on improving both shareholder returns and its cash position. To help achieve this goal, the compensation program is intended to reward the Chief Executive Officer (“CEO”) and other employees for achieving strategic goals and increasing shareholder value and includes a formal performance-based Management Annual Incentive Plan (“MAIP”) based on predetermined, specific target award levels and performance metrics and goals. The MAIP is predicated on attaining goals that are critical to Cinedigm’s future success and is designed to reward the level of collaboration across divisions and segments required to achieve corporate financial goals. No MAIP bonuses were paid to the NEOs for Fiscal 2018.

The compensation program consists of base salary, annual incentives, and long-term equity compensation. In addition, all of our NEOs receive some modest personal benefits and perquisites. Retirement benefits are accumulated through the Company’s 401(k) plan which is open to all employees. The Company does not provide supplemental retirement benefits for NEOs. One of our named executive officers currently has an employment agreement.

The Compensation Committee annually reviews the executive compensation elements and assesses the integrity of the compensation program as a whole to ensure that it continues to be aligned with the Company’s compensation objectives and supports the attainment of Company goals. Periodically, the Company reviews competitive compensation levels, mix of pay, and practices to ensure all compensation program features continue to be in line with the market, while still reflecting the unique needs of our business model. Additionally, in response to business and talent needs, executive management brings compensation proposals to the Compensation Committee, which then reviews the proposal and either approves or denies them.

II.	Compensation Philosophy and Objectives

Cinedigm’s executive compensation philosophy is focused on enabling the Company to hire and retain qualified and motivated executives, while meeting its business needs and objectives. To be consistent with this philosophy, the executive compensation program has been designed around the following objectives:

·	Provide competitive compensation levels to enable the recruitment and retention of highly qualified executives.

·	Design incentive programs that strengthen the link between pay and corporate and business unit performance encouraging and rewarding excellence and contributions to support Cinedigm’s success.

·	Align the interests of executives with those of shareholders through grants of equity-based compensation that also provide opportunities for ongoing executive share ownership.

An overarching principle in delivering on these objectives is to ensure that compensation decisions are made in the Company’s best financial interests such that incentive awards are both affordable and reasonable, taking into account Company performance and considering the interests of all stakeholders.

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III.	Pay Mix

The Company’s pay philosophy has been evolving from an emphasis on fixed pay to one that believes a substantial portion of each executive’s compensation should be at risk and dependent upon performance. While the Compensation Committee has not adopted a targeted mix of either long-term to short-term, fixed to variable, or equity and non-equity compensation, it has taken steps to increase the portion of variable compensation. Steps in this direction include the introduction of the Management Annual Incentive Plan and more regular equity grants.

IV.	Competitive Positioning

Role of Consultant

The Compensation Committee has engaged Aon to provide guidance with respect to executive compensation, including bonuses, incentives and compensation for new hires.

Competitive Assessment

The Compensation Committee has not defined a target pay positioning for the CEO or other Named Executive Officers, nor does it commit to providing a specific percentile or pay range. In the most recent competitive assessment analysis conducted in connection with establishing or renewing our NEOs’ employment arrangements, the CEO’s total direct compensation (total cash compensation plus long-term incentives and equity awards) was below the peer group median. The Compensation Committee viewed such positioning as reasonably appropriate because of Cinedigm’s size relative to the peer group and its performance during the fiscal year.

The compensation for Mr. Edell was initially assessed in 2014 at the time of his initial employment agreement, and for Mr. Sondheim in 2013 (also at the time of his initial employment agreement); pay positioning for those roles is also conservative relative to the peer group median for the same reasons as noted in the CEO discussion above. It is the belief of the Compensation Committee that the available talent pool to fill these positions is broader than the pool for the CEO and therefore, that their pay levels, and potential opportunity for wealth creation through stock grants, are robust enough to retain and motivate them.

As the Company’s performance improves and the business stabilizes, the competitiveness of Cinedigm’s executive compensation for NEOs should also improve.

The Cinedigm executive compensation peer group includes 16 companies with median revenues of $350 million including similar, but smaller, media/entertainment businesses, some technology/software companies, and some similar, but larger, media/entertainment businesses.

Current Peer Group

Avid Technology	Lions Gate Entertainment
Digimarc Corp.	National CineMedia
Digital River	Netflix Inc.
Dts Inc.	RealD Inc.
Harmonic Inc.	Rentrack Corp.
IMAX Corp.	Rovi Corp.
Leaf Group Ltd. (1)	Seachange International Inc.
Limelight Networks Inc.	Westwood One Inc. (2)

(1) The company was formerly known as Demand Media, Inc. and changed its name to Leaf Group Ltd. in November 2016.

(2) The company was formerly known as Dial Global, Inc. and changed its name to Westwood One, Inc. in September 2013.

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In connection with the establishment of a new employment agreement for Chris McGurk, Aon provided compensation benchmark market data relative to other Chief Executive Officers based on the following two sources:

·	All Companies participating in Aon’s 2017 Total Compensation Measurement database with annual revenues less than $500 million and excluding Chain Restaurants (Median revenues equal to $230 million); and

·	2017 Proxy disclosures based on the following organizations from industry sectors similar to peer group companies listed above: Avid Technology, Brightcove Inc., Digimarc Corp., Dolphin Entertainment, Harmonic Inc., IMAX Corp., Leaf Group, Limelight Networks, National Cinemedia, RealNetworks Inc., RLJ Entertainment, and Seachange Intl (Median revenues equal to $142 million).

V.	Elements of Compensation

Compensation for executive officers is comprised primarily of three main components:

•	base salary;
•	annual incentive awards; and
•	long-term incentive equity grants.

We believe that our compensation program encourages our employees to remain focused on both our short-term and long-term goal: our MAIP measures and rewards business and individual performance on an annual basis, while our equity awards typically vest in installments of three to four years and reward strong share price appreciation, encouraging our executives to focus on the long-term performance of our company.

Base Salary

Base salaries are fixed compensation with the primary function of aiding in attraction and retention. These salaries are reviewed periodically, as well as at the time of a promotion, change in responsibilities, or when employment arrangements and/or agreements are renewed. Any increases are based on an evaluation of the previous year’s performance of the Company and the executive, the relative strategic importance of the position, market conditions, and competitive pay levels (though, as noted earlier, the Compensation Committee does not target a specific percentile or range). No Named Executive Officers received a salary increase during fiscal 2018.

Our NEOs’ salaries will remain at current levels throughout the new fiscal year, with no salary increases planned, unless an increase is determined as a result of the negotiated renewal of a Named Executive’s employment arrangements.

Annual Incentive Awards

Commencing with the 2010 fiscal year, the Compensation Committee implemented a formal annual incentive plan. This plan was used for the 2017 fiscal year and covered 22 Cinedigm employees including the NEOs. The plan established threshold and maximum levels of incentive awards defined as a percentage of a participant’s salary.

MAIP Potential Awards

Executive Officer	Threshold	Target (as a % of base salary)	Maximum
Chris McGurk	37.5%	75%	150%
Jeffrey Edell	25%	50%	100%
William S. Sondheim	17.5%	35%	70%
Gary S. Loffredo	25%	50%	100%

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Payouts for the NEOs were determined based on achievement of consolidated adjusted EBITDA and other performance targets related to individual performance. Mr. Loffredo who led a division had a portion of his award determined by that division’s EBITDA performance as compared to EBITDA goals established at the beginning of the fiscal year. We do not disclose division targets or individual goals, as we believe that such disclosure would result in competitive harm. Based on our experience in the divisions, we believe these targets were set sufficiently high to provide incentive to achieve a high level of performance. We believe it is difficult, although not unattainable, for the targets to be reached and, therefore, no more likely than unlikely that the targets will be reached. For Mr. McGurk and Mr. Edell 80% of their 2018 Fiscal Year MAIP award is determined based on achievement of consolidated adjusted EBITDA and 20% based on individual performance. For Mr. Sondheim, 60% of his fiscal 2017 MAIP award is determined based on the achievement of consolidated adjusted EBITDA, 20% is based on achievement of division EBITDA, and 20% is based on individual performance. For Mr. Loffredo, 60% of his 2018 Fiscal Year MAIP award is determined based on the achievement of consolidated adjusted EBITDA, 20% is based on achievement of division EBITDA, and 20% is based on individual performance.

On November 7, 2017, the Company paid bonuses to our NEOs in conjunction with the Bison transaction and consistent with the MAIP allocations.

Long-Term Incentive Awards

The Compensation Committee annually considers long-term incentive awards, for which it has the authority to grant a variety of equity-based awards. The primary objective of such awards is to align the interests of executives with those of shareholders by increasing executive share ownership and fostering a long-term focus. In recent years, such awards have been made after fiscal year end in order to permit consideration of year-end performance.

Long-term incentive awards for the NEOs have historically consisted of stock options and, on occasion, RSUs and restricted stock. These grants were designed to aid in retention, provide a discretionary reward for performance, increase executive ownership, and focus NEOs on improving share price.

VI.	Additional Compensation Policies and Practices

Mr. McGurk’s Compensation Arrangements

Mr. McGurk joined Cinedigm in January 2011 as CEO and Chairman of the Board. Accordingly, Mr. McGurk’s compensation package was created in line with the Company’s current compensation philosophy of a base salary coupled with variable compensation including a large portion of equity-based compensation, through stock options, linked to stock price performance. When negotiating Mr. McGurk’s employment agreement, the Company sought for salary and bonus amounts that were in line with peer group amounts and that would provide incentive for Mr. McGurk with a view toward increasing stockholder value. The Company determined that stock options to purchase 450,000 shares of Class A Common Stock would align Mr. McGurk’s interests with stockholders and, further, that the escalating exercise price structure of the options (the options are grouped in three tranches which have exercise prices of $15.00, $30.00 and $50.00 per share, respectively) would provide a strong incentive for Mr. McGurk to improve stock performance. Mr. McGurk and the Company entered into a new employment agreement in August 2013, pursuant to which, among other things, Mr. McGurk received a bonus of $250,000 and a grant of stock options to purchase 150,000 shares of Class A Common Stock with a price of $14.00 per share and vesting in three equal annual installments.

In addition, Mr. McGurk was entitled to receive a retention bonus of $750,000, payable in three equal installments on March 31 of each of 2015, 2016 and 2017 in cash or shares of Class A Common Stock, or a combination thereof, at the Compensation Committee’s discretion.

A summary of Mr. McGurk’s compensation package is located under the heading “Employment agreements and arrangements between the Company and Named Executives” of this Item.

Employment Agreement for other NEOs

The Company currently provides employment arrangements to Messrs. Edell, Sondheim and Loffredo, for retention during periods of uncertainty and operational challenge. Additionally, the employment arrangements include non-compete and non-solicitation provisions. The provisions for severance benefits are at typical competitive levels. See “Employment agreements and arrangements between the Company and Named Executives” below for a description of the material terms of Mr. McGurk’s employment agreement, Messrs. Edell's, Sondheim’s, and Loffredo's employment arrangements.

Personal Benefits and Perquisites

In addition to the benefits provided to all employees and grandfathered benefits (provided to all employees hired before January 1, 2005), named executives are eligible for an annual physical and supplemental life insurance coverage of $200,000.

It is the Company’s policy to provide minimal and modest perquisites to the named executives. Most perquisites previously provided, under old arrangements, including automobile allowances, have been eliminated.

Recoupment (“Clawback”) Policy

The Company intends to recapture compensation as currently required under the Sarbanes-Oxley Act and as may be required by the rules promulgated in response to Dodd-Frank. However, there have been no instances to date where it needed to recapture any compensation.

Additionally, we recognize that our compensation program will be subject to the forthcoming amendments to stock exchange listing standards required by Section 954 of the Dodd-Frank Act, which requires that stock exchange listing standards be amended to require issuers to adopt a policy providing for the recovery from any current or former executive officer of any incentive-based compensation (including stock options) awarded during the three-year period prior to an accounting restatement resulting from material noncompliance of the issuer with financial reporting requirements. We intend to adopt such a clawback policy which complies with all applicable standards when such rules become available.

Restriction on Speculative Transactions

The Company’s Insider Trading and Disclosure Policy restricts employees and directors of the Company from engaging in speculative transactions in Company securities, including short sales, and discourages employees and directors of the Company from engaging in hedging transactions, including “cashless” collars, forward sales, and equity swaps, that may indirectly involve short sales. Pre-clearance by the Company is required for any such transaction.

COMPENSATION COMMITTEE REPORT

The following report does not constitute soliciting material and is not considered filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that precedes this Report as required by Item 402(b) of the SEC’s Regulation S-K. Based on its review and discussions with management, the Compensation Committee recommended to the Board the inclusion of the Compensation Discussion and Analysis in this proxy statement.

The Compensation Discussion and Analysis discusses the philosophy, principles, and policies underlying the Company’s compensation programs that were in effect during the Last Fiscal Year and which will be applicable going forward until amended.

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Respectfully submitted,

The Compensation Committee of the Board of Directors

Patrick W. O’Brien, Chairman

Peter C. Brown

Zvi M. Rhine

Named Executives

The following table sets forth certain information concerning compensation received by the Company’s Named Executives, consisting of the Company’s Chief Executive Officer and its two other most highly compensated individuals who were serving as executive officers at the end of the Last Fiscal Year, for services rendered in all capacities during the Last Fiscal Year.

SUMMARY COMPENSATION TABLE

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Christopher J. McGurk	2018	600,000	550,000	366,000	__	__	39,509	1,555,509

Chief Executive	2017	600,000	—	543,000	__	__	39,061	1,182,061
Officer and Chairman	2016	600,000	250,000	__	__	__	27,288	877,288

Jeffrey S. Edell	2018	350,667	150,000	122,000	—	—	39,509	662,176

Chief Financial Officer	2017	344,445	—	181,000	—	—	28,279	553,724
	2016	307,917	63,769	—	49,725	—	2,001	423,412

William Sondheim	2018	424,236	67,500	122,000	—	—	24,422	638,158

President, Cinedigm	2017	418,013	—	181,000	—	—	34,531	633,544
Entertainment Corp.	2016	413,569	—	—	—	—	13,677	427,246

Gary S. Loffredo	2018	350,667	150,000	122,000	—	—	38,219	660,886

President of Digital Cinema, General Counsel and Secretary

(1)	The amounts in this column reflect the grant date fair value for all fiscal years presented in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 2 to the Company’s audited financial statements for the fiscal year ended March 31, 2018 and 2017, included in this Annual Report on Form 10-K (the “Form 10-K”).
(2)	The amounts in this column reflect amounts earned under annual incentive awards. See below for a description of the material terms of the annual incentive plan for each Named Executive.
(3)	Includes life and disability insurance premiums paid by the Company and certain medical expenses paid by the Company for each Named Executive, for the fiscal year ended March 31, 2018: for Mr. McGurk $1,980 and $37,529 , for Mr. Edell $1980 and $37,529 , Mr. Sondheim $1,290 and $23,132 and for Mr. Loffredo $690 and $37,529.

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Employment agreements and arrangements between the Company and Named Executives

Christopher J. McGurk. On August 22, 2013, the Company entered into a new employment agreement with Mr. McGurk (the “2013 McGurk Employment Agreement”) which superseded his initial employment agreement, pursuant to which McGurk will continue to serve as the Chief Executive Officer and Chairman of the Board of the Company. The term of the 2013 McGurk Employment Agreement commenced on January 3, 2011 and ended on March 31, 2017. Pursuant to the 2013 McGurk Employment Agreement, Mr. McGurk received an annual base salary of $600,000 subject to annual reviews and increases in the sole discretion of the Compensation Committee. Mr. McGurk was entitled to receive a bonus of $250,000. In addition, Mr. McGurk was entitled to receive a retention bonus of $750,000, payable in three equal installments on March 31 of each of 2015, 2016 and 2017 in cash or shares of Class A Common Stock, or a combination thereof, at the Compensation Committee’s discretion Under the MAIP, Mr. McGurk’s target bonus for fiscal years 2015, 2016 and 2017 was $600,000.

Also pursuant to the 2013 McGurk Employment Agreement, Mr. McGurk received a grant of non-statutory options to purchase 1,500,000 shares of Common Stock, which options have an exercise price of $1.40 and a term of ten (10) years, and one-third (1/3) of which vested on March 31 of each of 2015, 2016 and 2017.

The 2013 McGurk Employment Agreement further provided that Mr. McGurk is entitled to participate in all benefit plans provided to senior executives of the Company. In addition, if the Company terminated Mr. McGurk’s employment without cause or he resigned with good reason, the 2013 McGurk Employment Agreement provided that he would be entitled to receive his base salary through the later of March 31, 2017 or twelve (12) months following such termination as well as bonus earned and approved by the Compensation Committee, reimbursement of expenses incurred and benefits accrued prior to the termination date. If such termination or resignation occurred within two years after a change in control, then in lieu of receiving his base salary as described above, Mr. McGurk would have been entitled to receive a lump sum payment equal to the sum of his then base salary and target bonus amount, multiplied by the greater of (i) two, or (ii) a fraction, the numerator of which would be the number of months remaining in the term (but no less than twelve (12), and the denominator of which is twelve. Upon a change in control, any unvested options shall immediately vest provided that Mr. McGurk is an employee of the Company on such date.

On January 4, 2017, Mr. McGurk and the Company amended the 2013 McGurk Employment Agreement to extend the term to March 31, 2018.

On June 7, 2018, Mr. McGurk and the Company entered into an amendment (the “2018 Amendment”) to the 2013 McGurk Employment Agreement. Pursuant to the 2018 Amendment, Mr. McGurk will continue to serve as the Chief Executive Officer and Chairman of the Board of the Company through March 31, 2021. The 2018 Amendment also provides that (i) if Mr. McGurk’s employment continues after March 31, 2021 without an extension or renewal of the Employment Agreement, as amended, or entry into another employment agreement, then such employment will be at-will and, for the duration of the at-will employment, Mr. McGurk will be entitled to receive the his base salary and participate in the bonus, stock incentive, and benefit programs in effect at the expiration of the Term (as defined in the 2018 Amendment).

The 2018 Amendment also provides that Mr. McGurk is eligible for (i) under the Company’s MAIP, a target bonus opportunity percentage of 100% of the Base Salary, to be adjusted higher or lower at the sole and absolute discretion of the Compensation Committee consistent with goals established from time to time by the Compensation Committee, (ii) under the Company’s 2017 Equity Incentive Plan, performance share units for up to 640,000 shares of the Company’s Class A Common Stock, subject to the EBITDA targets to be determined in the sole and absolute discretion of the Compensation Committee, with 50% of such shares to vest on March 31 of each of 2019 and 2020, and (iii) under the Company’s 2017 Equity Incentive Plan, 700,000 stock appreciation rights (“SARs”) having an exercise price of $1.47 and a term of ten (10) years, and one-third (1/3) of which will vest on March 31 of each of 2019, 2020 and 2021.

The 2018 Amendment also provides that, in the event of a termination without Cause, Mr. McGurk shall be entitled to payment of (i) the greater of any Base Salary for the remainder of the Term or one year’s Base Salary and (ii) an amount equivalent to the average of the last three (3) bonus payments under the MAIP, if any, under the Employment Agreement. In addition, the Amendment provides that the existing severance terms in connection with a Change in Control apply if all conditions to such payment occur prior to March 31, 2020, and that if such conditions apply occur thereafter, then Mr. McGurk shall be entitled to the payments described in the first sentence of this paragraph instead.

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All terms of the 2013 McGurk Employment Agreement that were not affected by the Amendment remain in full force and effect.

Jeffrey S. Edell. On June 9, 2014, the Company entered into an employment agreement with Jeffrey Edell (the “Edell 2014 Employment Agreement”), was amended and restated as of November 1, 2015 (the “Edell 2015 Employment Agreement”, and together with the Edell 2014 Employment Agreement, the “Edell Employment Agreement”) pursuant to which Edell serves as Chief Financial Officer of the Company.  Mr. Edell also serves as Principal Accounting Officer. The term of the Edell Employment Agreement commenced on June 9, 2014 and ended on June 8, 2016, and upon such expiration, Mr. Edell became an at-will employee.  Pursuant to the Edell 2014 Employment Agreement, Edell received an annual base salary of $285,000, which was increased to $340,000 pursuant to the Edell 2015 Employment Agreement. In addition, pursuant to the Edell Employment Agreement, Edell was eligible for bonuses for each of the fiscal years ending March 31, 2015 and March 31, 2016, with the target bonus for such years of  50% of his salary, which bonuses shall be based on Company performance with goals to be established annually by the Compensation Committee. Pursuant to the Edell 2015 Employment Agreement, Mr. Edell received an inducement bonus of $35,000.

Also pursuant to the Edell 2014 Employment Agreement, Edell received (i) a grant on June 9, 2014 of non-statutory options to purchase 25,000 shares of Common Stock, which options have an exercise price of $26.60 per share, vest in equal annual installments on June 9 of each of 2015, 2016, 2017 and 2018 and have a term of ten (10) years, and (ii) a grant on June 4, 2015 of non-statutory options to purchase 10,000 shares of Common Stock, which options have an exercise price of $9.00 per share, vest in equal annual installments on June 4 of each of 2016, 2017, 2018 and 2019 and have a term of ten (10) years.

The Edell Employment Agreement further provides that Edell is entitled to participate in all benefit plans provided to senior executives of the Company.  The Employment Agreement provides that he is entitled to receive his base salary for the longer of the remainder of the term or the (twelve) 12 months following the termination as well as earned salary and bonus(es), reimbursement of expenses incurred and benefits accrued prior to the termination date. If such termination or resignation occurs within two years after a change in control, then in lieu of receiving his base salary as described above, Edell would be entitled to receive a lump sum payment equal to two times the sum of his then base salary and target bonus amount.

Gary S. Loffredo. On October 13, 2013, the Company entered into an employment agreement with Mr. Loffredo (the “2013 Loffredo Employment Agreement”). Pursuant to the 2013 Loffredo Agreement, Loffredo serves as the Executive Vice President, Business Affairs, General Counsel and Secretary of the Company and President of Digital Cinema Operations. The 2013 Loffredo Employment Agreement superseded Mr. Loffredo’s prior employment agreement with the Company (the “2011 Loffredo Employment Agreement”). The term of the 2013 Loffredo Employment Agreement continued from the 2011 Loffredo Employment Agreement and ended on October 3, 2015, and upon such expiration, Mr. Loffredo became an at-will employee. Pursuant to the 2013 Loffredo Employment Agreement, Mr. Loffredo will receive an annual base salary of $340,000 subject to increase at the discretion of the Compensation Committee. In addition, Mr. Loffredo was eligible for bonuses for each fiscal year, with target bonus for fiscal years 2014 and 2015, and the pro rata portion of fiscal year 2016 covered by the 2013 Loffredo Employment Agreement, of $170,000, which bonuses were to be based on Company performance with goals to be established annually by the Compensation Committee.

Also pursuant to the 2013 Loffredo Employment Agreement, Mr. Loffredo received a grant of non-statutory options to purchase 350,000 shares of Class A Common Stock, which options have an exercise price of $1.54 and a term of ten (10) years, and one-third (1/3) of which vested on October 13 of each of 2014, 2015 and 2016.

The 2013 Loffredo Employment Agreement further provides that Mr. Loffredo is entitled to participate in all benefit plans provided to senior executives of the Company. If the Company terminates Mr. Loffredo’s employment without cause or he resigns with good reason, the 2013 Loffredo Employment Agreement provides that he is entitled to receive his base salary for the longer of the remainder of the term or the (twelve) 12 months following the termination as well as earned salary and bonus(es), reimbursement of expenses incurred and benefits accrued prior to the termination date. If such termination or resignation occurs within two years after a change in control, then in lieu of receiving his base salary as described above, Mr. Loffredo would be entitled to receive a lump sum payment equal to two times the sum of his then base salary and target bonus amount.

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William S. Sondheim. On December 4, 2014, Cinedigm Entertainment Corp., a wholly-owned subsidiary of Cinedigm, entered into an employment agreement with William Sondheim (the “Sondheim Employment Agreement”), pursuant to which Mr. Sondheim will serve as President of Cinedigm Entertainment Corp. and President of Cinedigm Home Entertainment, LLC, a wholly-owned indirect subsidiary of Cinedigm. The term of the Sondheim Employment Agreement is from October 1, 2014 through September 30, 2016, and upon such expiration Mr. Sondheim became an at-will employee. Pursuant to the Sondheim Employment Agreement, Mr. Sondheim will receive an annual base salary of $412,000 subject to increase at the discretion of the Compensation Committee. In addition, Mr. Sondheim will be eligible for bonuses for each fiscal year, with target bonus for fiscal years 2015 and 2016 of $144,200, which bonuses shall be based on Company performance with goals to be established annually by the Compensation Committee.

The Sondheim Employment Agreement further provides that Mr. Sondheim is entitled to participate in all benefit plans provided to senior executives of the Company. If the Company terminates Mr. Sondheim’s employment without cause or he resigns with good reason, the Sondheim Employment Agreement provides that he is entitled to receive his base salary for the longer of the remainder of the term or the (twelve) 12 months following the termination as well as earned salary and bonus(es), reimbursement of expenses incurred and benefits accrued prior to the termination date. If such termination or resignation occurs within two years after a change in control, then in lieu of receiving his base salary as described above, Mr. Sondheim would be entitled to receive a lump sum payment equal to two times the sum of his then base salary and target bonus amount.

Equity Compensation Plans

The following table sets forth certain information, as of March 31, 2018, regarding the shares of Cinedigm’s Class A Common Stock authorized for issuance under Cinedigm’s equity compensation plans.

Plan	Number of shares of common stock issuable upon exercise of outstanding options (1)	Weighted average of exercise price of outstanding options	Number of shares of common stock remaining available for future issuance
Cinedigm Second Amended and Restated 2000 Equity Incentive Plan (“the 2000 Plan”) approved by shareholders	338,315	$15.57	—
Cinedigm 2017 Equity Incentive Plan (the “2017 Plan”)	—	—	2,098,270
Cinedigm compensation plans not approved by shareholders (2)	490,500	—	—

(1)	Shares of Cinedigm Class A Common Stock.
(2)	Reflects stock options which were not granted under the 2000 Plan.

The 2000 Plan

Our Board originally adopted the 2000 Plan on June 1, 2000 and our shareholders approved the 2000 Plan by written consent in July 2000. Certain terms of the Plan were last amended and approved by our shareholders in September 2016. Under the 2000 Plan, we may grant incentive and non-statutory stock options, stock, restricted stock, restricted stock units (RSUs), stock appreciation rights, performance awards and other equity-based awards to our employees, non-employee directors and consultants. The primary purpose of the 2000 Plan is to enable us to attract, retain and motivate our employees, non-employee directors and consultants. The term of the 2000 Plan expires on June 1, 2020. The 2000 Plan has been replaced by the 2017 Plan, and no new awards will be granted from the 2000 Plan; however, the adoption of the 2017 Plan did not affect awards already granted under the 2000 Plan.

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Options granted under the 2000 Plan expire ten years following the date of grant (or such shorter period of time as may be provided in a stock option agreement or five years in the case of incentive stock options granted to stockholders who own greater than 10% of the total combined voting power of the Company) and are subject to restrictions on transfer. Options granted under the Plan generally vest over periods of up to three or four years. The 2000 Plan is administered by the Compensation Committee, and may be amended or terminated by the Board, although no amendment or termination may adversely affect the right of any individual with respect to any outstanding option without the consent of such individual. The 2000 Plan provides for the granting of incentive stock options with exercise prices of not less than 100% of the fair market value of the Company’s Class A Common Stock on the date of grant. Incentive stock options granted to stockholders of more than 10% of the total combined voting power of the Company must have exercise prices of not less than 110% of the fair market value of the Company’s Class A Common Stock on the date of grant. Incentive and non-statutory stock options granted under the 2000 Plan are subject to vesting provisions, and exercise is generally subject to the continuous service of the optionee, except for consultants. The exercise prices and vesting periods (if any) for non-statutory options may be set at the discretion of the Board or the Compensation Committee. Upon a change of control of the Company, all options (incentive and non-statutory) that have not previously vested will vest immediately and become fully exercisable. Options covering no more than 50,000 shares may be granted to one participant during any calendar year unless pursuant to a multi-year award, in which case no more than options covering 50,000 shares per year of the award may be granted, and during which period no additional options may be granted to such participant.

Grants of restricted stock and restricted stock units are subject to vesting requirements, generally vesting over periods up to three years, determined by the Compensation Committee and set forth in notices to the participants. Grants of stock, restricted stock and restricted stock units shall not exceed 40% of the total number of shares available to be issued under the 2000 Plan.

Stock appreciation rights (“SARs”) consist of the right to the monetary equivalent of the increase in value of a specified number of shares over a specified period of time. Upon exercise, SARs may be paid in cash or shares of Class A Common Stock or a combination thereof. Grants of SARs are subject to vesting requirements, similar to those of stock options, determined by the Compensation Committee and set forth in agreements between the Company and the participants. RSUs shall be similar to restricted stock except that no Class A Common Stock is actually awarded to the Participant on the grant date of the RSUs and the Compensation Committee shall have the discretion to pay such RSUs upon vesting in cash or shares of Class A Common Stock or a combination thereof.

Performance awards consist of awards of stock and other equity-based awards that are valued in whole or in part by reference to, or are otherwise based on, the market value of the Class A Common Stock, or other securities of the Company, and may be paid in shares of Class A Common Stock, cash or another form of property as the Compensation Committee may determine. Grants of performance awards shall entitle participants to receive an award if the measures of performance established by the Committee are met. Such measures shall be established by the Compensation Committee but the relevant measurement period for any performance award must be at least 12 months. Grants of performance awards shall not cover the issuance of shares that would exceed 20% of the total number of shares available to be issued under the 2000 Plan, and no more than 500,000 shares pursuant to any performance awards shall be granted to one participant in a calendar year unless pursuant to a multi-year award. The terms of grants of performance awards would be set forth in agreements between the Company and the participants.

The 2017 Plan

Our Board adopted the 2017 Plan on August 7, 2017 and our stockholders approved the 2017 Plan on August 31, 2017. Under the 2017 Plan, we may grant incentive and non-statutory stock options, stock, restricted stock, restricted stock units (RSUs), stock appreciation rights, performance awards and other equity-based awards to our employees, non-employee directors and consultants. The primary purpose of the 2017 Plan is to enable us to attract, retain and motivate our employees, non-employee directors and consultants.

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Options granted under the 2017 Plan expire ten years following the date of grant (or such shorter period of time as may be provided in a stock option agreement, or five years in the case of incentive stock options granted to stockholders who own greater than 10% of the total combined voting power of the Company) and are subject to restrictions on transfer. The 2017 Plan is administered by the Compensation Committee, and may be amended or terminated by the Committee, although no amendment or termination may have a material adverse effect on the rights of any individual with respect to any outstanding option, without the consent of such individual. The exercise prices of stock options granted must be not less than 100% of the fair market value of the Company’s Class A Common Stock on the date of grant. Incentive stock options granted to stockholders of more than 10% of the total combined voting power of the Company must have exercise prices of not less than 110% of the fair market value of the Company’s Class A Common Stock on the date of grant. Incentive and non-statutory stock options granted under the 2017 Plan may be subject to vesting provisions, and exercise is generally subject to the continuous service of the optionee, except for consultants. The exercise prices and vesting periods (if any) for non-statutory options may be set at the discretion of the Board or the Compensation Committee. Upon a change of control of the Company, where the Company’s Common Stock does not continue to be publicly traded, unless replacement awards are issued in connection with the transaction, all options (incentive and non-statutory) that have not previously vested will vest immediately and become fully exercisable. Options covering no more than 400,000 shares (300,000, in the aggregate, to all non-employee directors) may be granted to one participant during any calendar year. Stock appreciation rights (“SARs”) consist of the right to the monetary equivalent of the increase in value of a specified number of shares over a specified period of time. Upon exercise, SARs may be paid, at the discretion of the Compensation Committee, in cash or shares of Class A Common Stock or a combination thereof. Grants of SARs are subject to terms determined by the Compensation Committee and set forth in agreements between the Company and the participants.

Grants of restricted stock and restricted stock units are subject to vesting requirements, generally vesting over periods up to three years, determined by the Compensation Committee and set forth in notices to the participants. Grants of stock, restricted stock and restricted stock units shall not exceed 40% of the total number of shares available to be issued under the Plan.

RSUs shall be similar to restricted stock except that no Class A Common Stock is actually awarded to the Participant on the grant date of the RSUs and the Compensation Committee shall have the discretion to pay such RSUs upon vesting in cash or shares of Class A common stock or a combination thereof.

Performance awards consist of awards of stock and other equity-based awards that are valued in whole or in part by reference to, or are otherwise based on, the market value of the Class A Common Stock, or other securities of the Company, and may be paid in shares of Class A Common Stock, cash or another form of property as the Compensation Committee may determine. Grants of performance awards shall entitle participants to receive an award if the measures of performance established by the Committee are met. Such measures shall be established by the Compensation Committee but the relevant measurement period for any performance award must be at least 12 months. Grants of performance awards shall not cover the issuance of shares that would exceed 20% of the total number of shares available to be issued under the Plan, and no more than 500,000 shares pursuant to any performance awards shall be granted to one participant in a calendar year unless pursuant to a multi-year award. The terms of grants of performance awards would be set forth in agreements between the Company and the participants.

Our Class A common stock is listed for trading on the Nasdaq under the symbol “CIDM”.

The following table sets forth certain information concerning outstanding equity awards of the Company’s Named Executives at the end of the Last Fiscal Year. All outstanding stock awards reported in this table represent restricted stock that vests in equal annual installments over three years. At the end of the Last Fiscal Year, there were no unearned equity awards under performance-based plans.

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OUTSTANDING EQUITY AWARDS AT MARCH 31, 2018

OPTION AWARDS (1)						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Christopher J. McGurk	150,000	(2)	—	15.00	12/23/2020	—	—
	250,000	(2)	—	30.00	12/23/2020	—	—
	50,000	(2)	—	50.00	12/23/2020	—	—
	150,000	(3)	—	14.00	8/22/2023	—	—

Jeffrey S. Edell	25,000	(4)	—	26.60	6/9/2024	—	—
	10,000	(5)	—	8.75	6/4/2025	—	—

William S. Sondheim	25,000	(6)	—	17.50	10/21/2023	—	—

Gary S. Loffredo	4,000	(7)	—	13.70	8/11/2019	—	—
	9,000	(8)	—	13.70	10/21/2019	—	—
	6,479	(9)	—	14.00	6/11/2020	—	—
	22,500	(10)	—	14.90	8/16/2021	—	—
	7,500	(11)	—	30.00	8/16/2021	—	—
	35,000	(12)	—	15.40	10/13/2023	—	—

(1)	Reflects stock options granted under the Company’s 2000 Plan, except certain options granted to Mr. McGurk and Mr. Sondheim.
(2)	Reflects stock options not granted under the 2000 Plan. Of such options, 1/3 in each tranche vested on December 23 of each of 2011, 2012 and 2013.
(3)	Of such total options, 1/3 vested on March 31 of each 2015, 2016 and 2017.
(4)	Of such total options, 1/4 vested on June 9 of each 2015, 2016, 2017 and 2018; however, all unvested awards vested on November 1, 2017.
(5)	Of such total options, 1/4 vest on June 4 of each 2016, 2017, 2018 and 2019; however, all unvested awards vested on November 1, 2017.
(6)	Reflects stock options not granted under the 2000 Plan. Of such total options, 1/4 vested on October 21 of each of 2014, 2015, 2016 and 2017.
(7)	Such options vested on August 11, 2009.
(8)	Such options vested on October 21, 2012
(9)	Of such total options, 1/3 vest on June 11 of each 2011, 2012 and 2013.
(10)	Such options vested on August 17, 2012.
(11)	Of such total options, 1/4 vested on August 17 of each 2012, 2013, 2014 and 2015.
(12)	Of such total options, 1/3 vested on October 13 of each 2014, 2015 and 2016.

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Directors

The following table sets forth certain information concerning compensation earned by the Company’s Directors for services rendered as a director during the Last Fiscal Year.

Name	Cash Fees Earned ($)	Stock Awards ($)	Total ($)
Peter C. Brown	$70,000	$50,000	$120,000
Patrick W. O’Brien	92,000	50,000	142,000
Zvi M. Rhine	70,000	50,000	120,000
Peng Jin	20,833	20,833	41,666
Peixin Xu	20,833	20,833	41,666
Ronald L. Chez (1)	—	—	—

____________________________

(1) Resigned from the Board on April 3, 2017.

Each director who is not an employee of the Company is compensated for services as a director by receiving an annual cash retainer for Board service of $50,000, payable quarterly in arrears, and an annual stock grant of restricted shares of Class A common stock equal in value to $50,000 as of the last day of the fiscal quarter during which the Company’s annual meeting occurs, which restricted shares shall vest on a quarterly basis during the year of service. In addition to the cash and stock retainers paid to all non-employee Directors for Board service, the Lead Independent Director receives a fixed amount to be determined by the Nominating and Governance Committee, in lieu of committee fees. Additional compensation as a chairperson is paid if the Lead Independent Director chairs a committee. In addition to the cash and stock retainers paid to all non-employee Directors for Board service, the Lead Independent Director will receive a fixed amount to be determined by the Nominating Committee. The directors may elect to receive any annual cash retainer in shares of vested Class A common stock, in lieu of cash, based on the stock price as of the date of the cash payment. The Company requires that Directors agree to retain 100% of their net after tax shares received for board service until separation from the Company. In addition, the Directors are reimbursed by the Company for expenses of traveling on Company business, which to date has consisted of attending Board and Committee meetings.

The Company has adopted Stock Ownership Guidelines for its non-employee directors as discussed under “Matters Relating to Our Governance – Stock Ownership Guidelines.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own more than 10% of its Class A common stock to file reports of ownership and changes in ownership with the Commission and to furnish the Company with copies of all such reports they file. Based on the Company’s review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that none of its directors, executive officers or persons who beneficially own more than 10% of the Company’s Class A common stock failed to comply with Section 16(a) reporting requirements in the Company’s Last Fiscal Year, except for Mr. O’Brien, who filed two Forms 4 late, and Messrs. Brown and Rhine, each of whom filed one Form 4 late, in all cases to disclose one transaction.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Form 10-K, including a discussion of the acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

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The Audit Committee reviewed and discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with the standards of the Public Company Accounting Oversight Board, the matters required to be discussed by Statements on Auditing Standards (SAS 61), as may be modified or supplemented, and their judgments as to the acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board.

In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and the Company, including receiving the written disclosures and letter from the independent registered public accounting firm as required by the Independence Standards Board Standard No. 1, as may be modified or supplemented, and has considered the compatibility of any non-audit services with the auditors’ independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Form 10-K for the year ended March 31, 2018 for filing with the SEC.

Respectfully submitted,

The Audit Committee of the Board of Directors

Zvi M. Rhine, Chairman

Peter C. Brown

Patrick W. O'Brien

THE FOREGOING AUDIT COMMITTEE REPORT SHALL NOT BE “SOLICITING MATERIAL” OR BE DEEMED “FILED” WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

EisnerAmper LLP served as the independent registered public accounting firm to audit the Company’s consolidated financial statements since the fiscal year ended March 31, 2005 and the Board has appointed EisnerAmper LLP to do so again for the fiscal year ending March 31, 2019.

The Company’s Audit Committee has adopted policies and procedures for pre-approving all non-audit work performed by EisnerAmper LLP for the fiscal years ended March 31, 2018 and 2017. In determining whether to approve a particular audit or permitted non-audit service, the Audit Committee will consider, among other things, whether the service is consistent with maintaining the independence of the independent registered public accounting firm. The Audit Committee will also consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service to our Company and whether the service might be expected to enhance our ability to manage or control risk or improve audit quality. Specifically, the Audit Committee has pre-approved the use of EisnerAmper LLP for detailed, specific types of services within the following categories of non-audit services: acquisition due diligence and audit services; tax services; and reviews and procedures that the Company requests EisnerAmper LLP to undertake on matters not required by laws or regulations. In each case, the Audit Committee has required management to obtain specific pre-approval from the Audit Committee for any engagements.

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The aggregate fees billed for professional services by EisnerAmper LLP for these various services were:

	For the fiscal years ended March 31,
Type of Fees	2018	2017
(1) Audit Fees	$378,600	$351,000
(2) Audit-Related Fees	—	—
(3) Tax Fees	—	—
(4) All Other Fees	11,000	—
	$389,600	$351,000

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees the Company paid EisnerAmper LLP for professional services for the audit of the Company’s consolidated financial statements for the fiscal years ended March 31, 2018 and 2017 included in Form 10-K and review of consolidated financial statements incorporated by reference into Form S-3 and Form S-8 and included in Form 10-Qs and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories. All of the services set forth in sections (1) through (4) above were approved by the Audit Committee in accordance with the Audit Committee Charter.

For the fiscal years ended March 31, 2018 and 2017, the Company retained a firm other than EisnerAmper LLP for tax compliance, tax advice and tax planning.

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VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees 0 0 0 01 Christopher J. McGurk 02 Peter C. Brown 03 Peng Jin 04 Patrick W. O'Brien 05 Zvi M. Rhine 06 Peixin Xu The Board of Directors recommends you vote FOR proposals 2. and 3. For Against Abstain 2. To approve, by non-binding advisory vote, executive compensation. 3. To ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2019. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 0 0 0 0 0 0 Please indicate if you plan to attend this meeting Yes No 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com CINEDIGM CORP. Annual Meeting of Stockholders September 20, 2018 2:00 PM This proxy is solicited by the Board of Directors The undersigned hereby appoints Christopher J. McGurk and Gary S. Loffredo, or either of them, with full power of substitution, as proxies to vote at the Annual Meeting of Stockholders of CINEDIGM CORP. (the "Company") to be held on September 20, 2018 at 2:00 p.m. local time and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and, in their discretion, upon such other matters as may come before the meeting. IF NO DIRECTION IS MADE, SHARES WILL BE VOTED FOR EACH OF THE PROPOSALS. In addition, the shares will be voted as the Board of Directors of the Company may recommend with respect to any other business as may properly come before the meeting or any adjournment thereof. Continued and to be signed on reverse side